Exhibit 99.1

 Operator

 Welcome and thank you for standing by. At this time, all lines are in listen-only mode. [OPERATOR INSTRUCTIONS] This conference is being recorded. If you have any objections, you may disconnect at this time.

Now, I would like to introduce your host for today’s call, Ms. Barbara Doyle. Ma’am, you may begin.

 Barbara Doyle  - Lawson Software, Inc. - VP, IR

 Thank you, Dianne, and good morning to everyone on the call. Welcome to Lawson Software’s second quarter fiscal 2007 conference call.

Joining me on today’s call is Harry Debes, Lawson’s President and CEO, Rob Schriesheim, Lawson’s CFO, and Stefan Schulz, Lawson’s Global Controller. We will provide our comments regarding our Q2 results and future guidance and then we’ll open up the call to your questions as the Operator described.

Let me make an important reminder that you can reference our press release on our investor Web site at www.lawson.com/investor. I’d also remind you that we have several supplemental investor spreadsheets posted on our IR Web site that can further aid your review of our results so I encourage you to review the Web site.

Now please allow me to review our Safe Harbor statement. This call will include forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief, or current expectations of Lawson Software and its management.

Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The Company is not obligated to update forward-looking statements based on circumstances or events that occur in the future.

Risks and uncertainties that may cause such differences include but are not limited to uncertainties in the Company’s ability to realize synergies and revenue opportunities from the Intentia acquisition, uncertainties in the software industry, uncertainties as to when and whether the conditions for the recognition of the deferred revenues will be satisfied, global military conflicts, terrorist attacks on the United States, or any future events in response to these developments, changes in conditions in the Company’s targeted industries, increased competition, and other factors listed in the Company’s most recently filed 10-Q and 10-K filed with the Securities and Exchange Commission and available on our Web site.

With that, let me turn the call over to Harry Debes.

 Harry Debes  - Lawson Software, Inc. - President, CEO

 Thanks, Barbara, and good morning to everyone.

We are holding the call today from our office in Stockholm, so we had to find a time that worked reasonably well in different time zones, and I realize this is an early call for those of you in America so we appreciate you joining us.

Here’s what we’ll cover with you today. I’ll begin with a review of our second quarter.

After that I’ll hand it off to Robert Schriesheim, our CFO, who will discuss our financial performance, analysis of our business results, give you some insights into our cash flow dynamics and provide guidance for Q3 and also for the full-year. I’ll close with some summary remarks and following that we will take your questions. So let’s begin.

I’m going to focus on non-GAAP numbers because that’s how most of you model us. As reported in our press release today, total Q2 revenues adjusted for the impact of purchase accounting, were $188 million, an increase of 13% over the first quarter, and non-GAAP earnings per share was $0.03, 50% higher than the first quarter.

I’m particularly pleased with the progress and results in our maintenance business in terms of both revenue and earnings. Renewal rates remain healthy and our pricing discipline for renewals and new accounts is having a positive impact on short-term revenues and also on our longer term outlook for maintenance. I’m also pleased with the process in our consulting services business, which is the largest line item of revenue, and that is about $92.6 million and that, for this quarter, includes $3.1 million of hardware sales.

Last quarter, we told you that Q1 was impacted by summer vacations and also by the new company orientation sessions that we had to have and we predicted that results would be better in our second quarter. And, as promised in our second quarter, both consulting revenues and gross margins improved significantly with revenues up 20% and gross margins improving to 15%.

We expect that our services story will continue to get better as we and our customers continue to benefit from the various investments in [options] such as total care, packaged offering and our global sourcing initiatives. At this point, less than 5% of our services work is delivered by offshore resources, but in the future we expect that to increase to 20 to 25% and that future horizon is about 12 to 18 months.

Now let’s discuss license signings and sales performance. In the second quarter we signed 307 deals for a total of $30 million of license contracts. And while contracting showed a 20% improvement over our first quarter, I’m not entirely happy with these results. Our sales execution in the quarter was not crisp.

We mismanaged the tactics on a couple of large and important transactions that should have closed during the quarter. Fortunately, these deals were not lost. They were won but not signed and we will sign them in Q3, but our execution was poor and we should have performed better.

We’re also behind in our AE staffing plan for the first half of this year. On November 30th, at the end of the quarter, we were at 171 sales headcount. Now that’s ten below our original plan. It has impacted and will in the near-term impact our ability to achieve our license contracting targets. I’ve renewed my personal focus on our hiring activity and we will accelerate the pace of this important initiative.

Just as a reminder, we were at 152 salespeople at the end of Q4, 163 at the end of Q1, and now, 171 at the end of Q2. While there is some short-term cost impact to this hiring program, it is in our best interest to continue to aggressively hire AEs to be able to reach and achieve our sales potential for next year.

On the positive side, I’ll reiterate that our contracting increased 20% sequentially and we had many key customer wins and here are some important statistics and also some notable victories. Of the 307 deals in the quarter, 27 were new name accounts, and average selling price for these new names was $420,000.

35% of our contracting dollars were with new accounts. This is slightly lower than our historic average, but I believe that over the longer term we will continue to see approximately 50% of our license fees come from new business.

Three deals were larger than $1 million in license fees and 13 deals were in the $500,000 to $1 million range. We continue to see cross-selling successes with robust sales of our own business intelligence application in particular.

I’m also pleased to report that we made progress in M3 sales this quarter, both in Europe and particularly in the Americas. I am very pleased with the progress of our new M3 sales team in the U.S. where we won four new name accounts, Fulton Paper, Brooks Sports, the running shoe company, King Footwear, and Antigua Group. We won all of these accounts over SAP and Microsoft.

We also had a very good quarter in Europe where we signed some notable new accounts including: the Manitou Group, a leader in rough-terrain forklift trucks and we beat SAP in that deal; the Haulotte Group, a worldwide manufacturer of lifting equipment where we beat Microsoft: ETS Caillaud, a livestock company where we won against SAP and Oracle: and WesternGeco AS in Norway, a division of Schlumberger, where we won against some specialized maritime ERP vendors.

Our largest deal in the quarter was an M3 deal in Europe at Zeppelin Baumaschinen, the largest Caterpillar machinery distributor in Germany. This is a very important and satisfying win because we took this customer away from SAP, right in SAP’s backyard.

S3 also had some important wins. First of all, Lawson continued to see good customer adoption of our System Foundation 9 with 111 additional Lawson customers purchasing our new technology version. As LSF 9 is moderately priced, increased sales of this product has lowered our average selling price.

We beat SAP and Oracle to win new customer, Bucks County in Pennsylvania, who purchased Lawson’s Human Capital Management solution. We also won new customer, Sweetwater Unified High School District of California, who also purchased our Human Capital Management solution and there we beat Oracle and SunGard. We also beat Oracle at Nebraska Methodist Hospital, Pulte Homes and ASA, a student assistance organization.

I’m pleased to report that S3 is also gaining some ground in EMEA where we had some solid wins this quarter including Qatar Medical Center, a healthcare account we won over Oracle and Microsoft.

And one more thing, we also want to congratulate Beacon Hospital for their very successful “go-live” in Ireland during the quarter. This is a significant accomplishment because Beacon is our first implementation of a hospital system outside of the United States.

Now, I’d like to highlight some important product announcements and industry recognition we received during the quarter. In October, we were pleased to note that a recent study by a research firm, Aberdeen Group, found that Lawson is the number one provider in software cost per user among leading manufacturing ERP vendors.

The research report titled, “The Total Cost of ERP Ownership” examines how five of the top ERP vendors compare against specific metrics designed to measure total cost of ownership, or TCO. Results were based on a global survey conducted by Aberdeen last summer in which more than 1,100 customers participated.

This research validates Lawson’s advantage in three key TCO areas: Price, price performance, and cost of business benefits achieved. In price, Lawson was the lowest average software cost per user among the ERP vendors.

Another vendor application profiled, including SAP and Oracle, cost up to 48% more per user for software and services. So obviously we’re very pleased with these research results.

In our second quarter we also announced the successful implementation of Lawson Strategic Sourcing. That’s an online procurement application which allows our customers to post their requirements on a Web site and then lets vendors bid on those procurement opportunities.

This project went live at Buncombe County in North Carolina allowing this customer to move to a fully electronic bidding process with its suppliers. And what’s significant about this project is that Lawson Strategic Sourcing is the first application developed in Lawson Landmark.

As you may recall that Landmark is Lawson’s new application development environment based on a service-oriented architecture, and it is designed to dramatically reduce the time required for application development. Landmark reduces approximately 80% of the programming required to develop comparable applications and moves Lawson and its customers to an entirely open standard technology.

Buncombe County is a good example of how our Strategic Sourcing solution can help government agencies shorten and simplify their overall bid award process and it is also an excellent proof statement about the viability of our Landmark tool. We currently have many additional customers in various stages of implementing Strategic Sourcing and in the coming year we expect to release many new products that are built in the Landmark environment.

Finally, in November of last year, we introduced Lawson 9 for the IBM i System platform. This launch included Lawson 9 upgrade programs and services for existing System i Lawson customers and we look for similar Lawson 9 success with our i Series customers as we have seen with our unit customer base.

So to summarize and before handing off to Rob, I believe we’ve made solid progress in our first two quarters as a combined company including good, early success in M3 sales and in cross-over sales and notably, increased pipeline, and our results improved significantly between Q1 and Q2, indicating that we are on the right track. We will continue to see synergies from our expanded product sets and increased global presence and we are competing well in our highly competitive industry.

Now to provide you with some more analysis on our results and our guidance for Q3 and the full-year, I’ll turn it over to our Chief Financial Officer, Rob Schriesheim.

 Rob Schriesheim  - Lawson Software, Inc. - CFO

 Thanks, Harry. Welcome to everyone on the call.

Before I begin, let me first say that I’m delighted and excited to be working with Harry and the entire team here at Lawson. In my first 90 days in the CFO role, we’ve covered a lot of ground and more importantly, are taking actions on a number of fronts. The work today has validated my view of the strength of our team, the quality of our products and solutions, and the opportunity in the markets we are targeting.

We are indeed in a transitional year following a significant merger as the Company has described on prior calls. We now have two quarters of knowledge and data points from which to work.

As Harry mentioned, we are seeing traction in our M3 sales in the U.S. market, increased cross-sales of S3 products like Lawson Business Intelligence to our M3 customers, an increase in our pipeline, strong renewal rates in maintenance, and margins that are showing improvements in both consulting services and maintenance.

We have the strategic assets that we believe will enable us to deliver high value to our customers and our shareholders. I believe our outlook is very bright.

We’ve learned a great deal two quarters through the merger integration and have recalibrated our expectations for the second half of the fiscal year to reflect what we have learned.

The conditions behind our forecast revision relate to transition year issues associated with revenue recognition conversion rates, volatile tax rates, and some sales execution issues. They are unrelated to product, customer, or market issues, and we already have actions underway to address the execution issues that we factored into our revised outlook.

Before I move on to discuss our financials, let me remind you that my analysis will focus on non-GAAP measurements for the purposes of this call. We have a complete reconciliation of GAAP and non-GAAP measurements in our press release and on our Web site and you should review that. We will answer any questions you may have about the reconciliation in our Q&A session.

So now let’s discuss our financial results beginning with the revenues. Total GAAP revenues were $184.5 million.

Non-GAAP revenues of $188.4 million includes $3.9 million of maintenance and consulting revenue impact resulting from the purchase accounting write-down. Total revenues increased 13% from Q1, primarily driven by license and consulting revenue.

Revenues from the America region represented 53% of total revenue for the quarter. Europe, Middle East, and Africa regions represented 43% of total revenue, and Asia Pacific revenue represented approximately 4% of total revenue for the quarter.

Revenues from EMEA increased in Q2 over Q1 by 31% while revenue in the Americas increased by 3%. In Q1, EMEA was about 38% of revenue while America was 58%. As Harry said, we had a renewed focus on M3 in Europe in Q2 and that region’s performance showed some good improvement.

While we saw sequential improvement in all lines of revenue, license revenue and services revenue increased significantly by 31% and 20% respectively. This impacted the overall mix of revenues.

License revenues were 12% in Q2 versus 10% in Q1. Consulting services revenues increased to about 49% in Q2 from 46% in Q1. As a result of the increase in license and consulting revenues, our maintenance revenues, while steadily growing, declined from 43% of total revenues in Q1 to 39% in Q2.

Harry already discussed the consulting business so I won’t repeat that analysis. We’re pleased with the growth in this business.

Maintenance revenue continues to be steady and predictable, growing about 1 to 2% sequentially. Importantly, customer renewals remained robust.

The combination of increased revenue with healthy renewal rates demonstrates the value that our customers place on our support services. Also, we continue our initiative to align customer renewals to a single annual date, and I’ll discuss the impact to Q2 cash flow in a moment.

License revenues are an important aspect of Lawson’s story, so let me spend a few minutes on this topic. First, as Harry indicated, contracting was $30 million, an increase of 20% over Q1.

Total license revenues in Q2 increased more than 30% over Q1 to $22 million, driven by the increase in contracting. We recognized 49% of the license contracting value in M3 deals we signed and 74% on the S3 deals in Q2.

In Q1, we recognized 50% of the M3 contract license amount. In both Q1 and Q2, the M3 recognition rates are lower than the 60% we assumed at the beginning of the year which is having a suppressive impact on our license fees, not in any way reflective of the inherent health of the business.

This is an accounting treatment causing an exaggerated negative impact on our income statement in a transitional year following the acquisition. The lower than anticipated revenue recognition rates account for more than 25% of the shortfall in license revenues versus guidance for the first half of the fiscal year.

In turn, we are adjusting assumptions in our revised guidance to be consistent with what we’ve experienced in the first half of the year. We estimate that the lower license revenue recognition rates will negatively impact non-GAAP EPS by $0.07 per share on a full-year basis.

Although contracting to revenue conversion rates are lower than anticipated, we are seeing a benefit in increased deferred license revenue balance, and it will turn around to be a benefit in FY ‘08.

Total deferred revenues at the end of November were $147 million, of which $28 million were deferred license revenue. This balance is up $8 million from Q1. We anticipate that this year’s license deferrals will add an average of approximately $8 to $10 million per quarter in recognized license revenue in FY ‘08.

Now let me move on to cost and gross margins. Total Q2 costs of revenues were $94.7 million, up from $82.9 million in Q1. This was primarily driven by an increase in the cost of consulting which was related to the 20% sequential increase in consulting revenue.

Non-GAAP gross margin remained flat quarter-to-quarter at 50%. License margins remained flat at 85%.

Maintenance margins increased by more than 100 basis points driven by both pricing and cost controls. Services gross margin improved more than 200 basis points from 13% to 15% primarily driven by increased revenue and utilization.

Next on to operating expenses and operating margin. Operating expenses of $81 million increased 300 basis points from Q1.

As a percent of revenue, however, they declined from 47% in Q1 to 43% in Q2. We will continue to aggressively manage expenses in the second half of the year.

As sales and marketing spending increased 9% sequentially driving increasing leads, it was flat at 21% of revenue in Q2. Likewise, R&D spending increased 11% over Q1 but remained stable at 12% of revenue in Q2.

G&A costs came down 15% and declined 400 basis points as a percent of revenue driven by reduced severance and severance related employee costs and lower bad debt expense.

One of the future benefits we will see in expenses is from our ongoing investment in global sourcing capacity. As of November 30, we had 180 employees staffed at our operations in Manila.

Combined with our global partners, we had approximately 11% of our workforce offshore out of our total headcount of approximately 4,000. We have developed our base global sourcing infrastructure and you can expect we will be accelerating our onshore- offshore profile more consistent with industry practices.

Non-GAAP operating income was $13.2 million, a margin of 7%, which is more than double the $5.2 million, or 3.1% operating margin we posted in Q1. We’re pleased with that progress in two quarters.

Other income of $3.3 million was primarily interest income on our $278 million cash and marketable securities balance. Non-GAAP EPS of $0.03 was within our guidance range.

One important note is that a higher than anticipated effective tax rate in the quarter of 67% resulted in a negative $0.02 EPS impact from the Company’s guidance for Q2 which had assumed a 45% tax rate.

Taxes require some explanation so let’s discuss our tax situation. We have revised our non-GAAP effective annual tax rate assumption from 45% to 58% based on our revised annual profitability forecast by tax jurisdiction.

As we mentioned on our last two conference calls, the effective tax rate will be volatile this year, and we will review our annual tax rate on a quarterly basis and make necessary adjustments quarterly. Our FY ‘07 effective tax rate of 58% is high due to a number of international jurisdictions with tax losses that have no history of profitability on which to record the tax benefit.

Higher profitability and therefore tax burden in the U.S., combined with unprofitable positions in our international operations, drive a very high calculated effective tax rate on a consolidated basis. Income tax provision in Q2 was $11.1 million non-GAAP based on the revised 58% number.

The calculated effective tax rate in Q2 was 67% due to adjustments required on the year-to-date provision. As indicated earlier, this impacted EPS by negative $0.02 in Q2. On a full-year basis, the revised annual effective tax rate of 58% impacts FY ‘07 EPS by negative $0.04 from our original guidance.

As you can see, our volatile tax rates are having a significant impact on our EPS forecast. We do anticipate that our tax rate will improve as we execute our global operating plans and as our profitability improves in our international operations. We will keep you advised of the timing of anticipated reductions and our effective tax rate for your models.

Now let me take a few moments to discuss cash and cash flow. I will not be providing a cash flow forecast at this point but I can provide you with some color on the changing dynamics of our cash flow.

We ended Q2 with $278 million of cash and equivalents compared with $289 million in Q1. As we discussed on our Q1 call, a decline in cash was anticipated primarily based on our maintenance renewal initiative as well as our operating forecast.

We had a net $14 million use of cash from operations in Q2. This was primarily driven by our maintenance renewal initiative which negatively impacted Q2 cash inflow by $11 million.

From a quarter-to-quarter perspective, we had a smaller net use of cash from operations, $14 million in Q2 compared with $17 million in Q1 driven by improvements in overall profitability and working capital. Further, we used $3 million of cash from merger related requirements compared with $6 million in Q1.

We have a maintenance renewal initiative underway that has a large impact on our operating cash flow dynamics so let me discuss these dynamics.

For software companies under a perpetual license model, annual customer support and maintenance is a significant part of the business. For Lawson, it’s 40% of our annual revenues, therefore, any perturbation in the maintenance stream collection cycle significantly impacts operating cash flows.

As the Company has discussed, we are moving our customers in the Americas to an annual renewal date of June 1st. In the past, maintenance renewal dates with customers was spread throughout the year depending on the anniversary date of the initial license agreement with the customer so we were effectively preparing, sending, and collecting on maintenance renewal invoices each month of the year.

Under our new program we will invoice customers in the Americas for 12 months of annual support during the 90-day period before each June 1st. This initiative is a more efficient process which brings more focused resources to bear but also changes the timing of cash inflows throughout the year.

From our 10-Q, you can see that Americas represents a large portion of our maintenance, about 70% of the $290 million annual total. We will now see significant cash inflows from maintenance renewals in the May and August quarters when annual invoices for U.S. customers are due and then little maintenance renewal cash inflow in other quarters.

We will not likely collect 100% of these invoices in Q4, but we will be targeting a majority of the collections by May 31 and certainly enough that will drive significantly positive cash from operations in Q4.

While international represents about 30% of our total maintenance stream, we are still in the process of migrating those contracts to an annual renewal date of January 1st. We will see some increase in maintenance cash inflows in February, although our current expectation is that cash flow from operations will remain modestly negative in Q3.

Clearly, the largest cash inflow from maintenance will be in the May quarter when invoices for customers in the Americas are due. In fiscal 2007 to align current customers with the new renewal date, we are prorating all currently due maintenance renewal invoices to the June 1st date.

That means a shorter renewal and smaller invoices and thus cash inflow for renewals that came due in Q1, Q2, and also Q3 with a full 12 months then due for each customer in Q4. The year-to-date cash flow impact due to our maintenance initiative was approximately $20 million.

In addition, we used $9 million of cash year-to-date on merger related expenses. Adjusting for these unique items, our November 30th cash balance would have been approximately $307 million as compared to the $278 million reported.

I’ll summarize the impact of our maintenance renewal initiative in this way. Our expectations are that we will again see a negative impact on cash inflows and a negative net use of cash from operations in Q3.

Based on current assumptions, we anticipate significant positive cash flow in the fourth quarter. Note that this initiative will drive a similar pattern in deferred maintenance revenue, a build up in Q4 and a net decline in the remaining quarters, but it has no impact on revenue as revenue is recognized as the services are provided.

Now let’s turn to our financial guidance. As we have discussed, we are operating in very much of a transition year. We are integrating a large, decentralized international business under accounting rules that are new to the acquired operations.

While we’re within our guidance ranges for the first six months for total revenue and non-GAAP EPS, we are recalibrating our guidance to include data gleaned from two quarters of operations as a combined company. Our updated guidance reflects expectations that the benefits of our combination with the former Intentia that we have begun to see will continue to accrue in terms of both new sales opportunities as well as global efficiencies of scale.

Our recalibration also includes factoring in our learning regarding M3 revenue recognition rates, the impact of lower than anticipated AE hiring and productivity and higher tax rates. It’s important to note that more than 40% of the change in our full-year license revenue expectations is driven by lower than anticipated revenue recognition rates.

Also, on a full-year basis, the combined impact of the transition issues of revenue conversion rates and volatile tax rates impacts our anticipated EPS by about a negative $0.11 per share versus original guidance.

So now let’s cover Q3 guidance. We anticipate total non-GAAP revenue of between $183 million and $191 million as follows: Contracting between $32 million and $38 million, a quarterly sequential growth over the current quarter of 5 to 25%, license revenues between $20 million and $25 million, maintenance between $72 million and $74 million, and consulting between $91 million and $92 million.

Regarding total expenses, we have and continue to invest in key global infrastructure items and customer facing resources which is adding to our total expenses. While we will continue key investments, we will manage expenses with the objective of keeping quarterly expenses at or below $180 million on average excluding any restructuring expenses or actions.

Total GAAP revenues include the impact of purchase accounting on our consulting and maintenance revenues which should be between $181 million and $189 million. GAAP EPS is anticipated to be between breakeven and a loss of one penny. Excluding $9.8 million of pre-tax non-recurring non-cash items, non-GAAP EPS is expected to be $0.02 to $0.03 per share.

Now to comment on full-year guidance. Given our year-to-date results and current expectations for our fiscal third quarter, we now believe our fiscal year 2007 revenues will be between $725 million and $745 million, which is 3 to 5% below our original guidance.

We have already discussed that full-year non-GAAP EPS will be negatively impacted by $0.11 per share from our original guidance due to the transitional year issues around revenue recognition rates and taxes.

We now expect to exit Q4 at an operating margin of mid to high single digits. Importantly, we continue to target 15% operating margins as our next step and believe we are approximately a year away from that threshold.

So now let me move on to discuss the next step to Lawson’s transformational plan. In regard to our global sourcing initiative, we have arrangements with offshore partners as well as a captive offshore facility in Manila.

We will continue the process of moving certain technical, service, support and G&A resources to our captive facility while continuing to invest in customer facing resources onshore. We are targeting to increase from our current range of 11% of our workforce offshore to a significantly higher percentage over the next four to six quarters.

We also currently contemplate establishing a shared services center in the EMEA region to centralize and standardize processes to reduce business complexity and consolidate international support operations. This effort is in the early planning stages and we anticipate will continue through the end of FY ‘08.

We currently anticipate these changes will result in a restructuring charge in Q3 or Q4 which we are unable to estimate at this time. The actions we take will assure future savings and enable us to maintain the lowest total cost of ownership in the industry. We expect to finalize the scope and cost of our restructuring as well as an estimate of future savings by our Q3 conference call.

To quickly wrap up before turning the call back over to Harry, we’ve covered a lot today. I believe I provided the analytical insight to help you understand the transitional issues that are clouding our results this year in order for you to have better visibility to the true operating performance and potential of the business, and I remain sanguine about our business prospects and the strategic value in our Company’s assets. It’s a very bright outlook.

Now, let me turn the call back over to Harry.

 Harry Debes  - Lawson Software, Inc. - President, CEO

 Thanks, Rob.

As Rob discussed, license contracting to revenue conversion rates have been an issue for us all year. Our analysis leads us to conclude that this issue will result in a $14 million shortfall in our annual revenue guidance.

This revenue impact is compounded by the fact that we actually incur about 90% of the expenses associated with the deferred revenues in this year, so we’re incurring the majority of the expenses of these transactions but only getting 40 to 50% of the revenue.

But there is a silver lining. We have now built and are continuing to build a very healthy deferred license revenue balance and this will benefit us in FY’08 as we deliver the projects.

I know this can be difficult for many people to understand so let me try explaining this another way. If Lawson had a realistic opening deferred license revenue balance, say at June 1, 2006, then our total license revenue in each quarter would have been $8 to $10 million higher this year and therefore, our annual revenue would have been $32 to $40 million higher, all in the key area of license revenue, and as we have already taken the expenses, our operating income would likewise have been higher at about 12% for the year.

And this is exactly what we expect will happen in FY’08 and that’s why I remain bullish about our forecast. Not because we’ll be a lot smarter or necessarily execute better, although we do plan to execute better, but because instead of making mostly deposits into our deferred license bank accounts, as we are doing all this year, we will be able to make some meaningful and regular withdrawals as well.

Now, before we close, I’d like to make some final comments regarding sales performance. First of all, we see nothing in the market that leads us to believe that our conditions have changed or that we are in any way less competitive.

Our marketing people are doing their job in getting our message out and our lead generation machine is doing an excellent job as well and our pipeline is growing and it’s at the highest level it’s been since 2001. We continue to win new deals against our larger competitors every quarter and I have given you plenty of examples of this.

So what are the issues? Well, first as I mentioned before, we haven’t hired enough salespeople. We had some turnover, both voluntary and involuntary, but the fact remains we did not do what we said we would do and when it comes to adding sales personnel.

On November 30th, we were at 171 AEs and that’s ten below our plan and that’s disappointing. Since then, we’ve made up some ground and as of today, we have 185 AEs. I want to end Q3 with approximately 200 AEs.

Secondly, we need to do a better job of getting deals that we’ve actually won closed in an appropriate time frame. In both Q1 and Q2, we were selected by a number of customers over our competition but were then sloppy in not getting them signed by quarter end, and this has impacted our results in both quarters. So I believe we have considerable opportunity to improve on this.

Now as CEO, I have to take full responsibility for this poor execution on both counts, but I’ve already taken some immediate measures to address these shortcomings.

In addition, I’ll be enlisting some help for the future. We’ve already hired a new head of sales operations who joined us on January 5th. His job will be to improve our sales training, tools, and methodologies and thereby, make our sales force more effective.

Importantly, we’ve also initiated a search for Executive Vice President of Global Sales and we hope to fill this role within the next 90 days. So by having two senior and experienced salespeople focus 100% of their efforts on sales hiring, training, and transaction execution, I believe that our sales performance will be such that we can once again be proud of our license contracting results as we were all of last year.

Now, before we wrap up, let me summarize what we shared with you today. First, our second quarter results showed improvement for our newly combined company in all revenue lines and also in operating income.

Second, we were not crisp in our sales execution, not as crisp as we should have been. This will change and is already being addressed by adding some senior sales management to the team.

Third, we now have more data points to confirm that the strategic business value of our merger with Intentia remains intact. We are seeing healthy cross-selling transactions and sales of M3 in the U.S. in particular and our pipeline is increasing with new sales opportunities.

Fourth, we will be continuing various transformation activities to drive efficiencies in our global operations. We will provide you with more insight on the financial impact of these activities by our third quarter conference call.

And finally, while FY’07 remains a transition year, it is also a year of building a substantial revenue reserve for the coming year.

That concludes today’s comments. Operator, let’s take some questions now.